Exhibit 1

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is entered into as of October 6, 2020, by and among Telos Corporation, a Maryland corporation (the “Company”), and the undersigned holders (individually, a “Preferred Stockholder” and, collectively, the “Preferred Stockholders”) of shares of the 12% Cumulative Exchangeable Redeemable Preferred Stock of the Company.

WHEREAS, as of the date of this Agreement, the Preferred Stockholders own the number of shares of 12% Cumulative Exchangeable Redeemable Preferred Stock, par value $0.01 per share (the “Public Preferred Stock”), of the Company, set forth on Exhibit A;

WHEREAS, prior to the date of this Agreement, the Company and certain holders of the Public Preferred Stock, were engaged in litigation in which it was claimed, among other things, that the Company breached its obligations to pay dividends on or to redeem the Public Preferred Stock;

WHEREAS, there currently is limited liquidity in the trading of the Public Preferred Stock, which trades at a substantial discount to its redemption value;

WHEREAS, there have been disputes as to the redemption value of the Public Preferred Stock between certain holders of the Public Preferred Stock and the Company;

WHEREAS, certain holders of the Public Preferred Stock, including the Preferred Stockholders, desire that the Company acknowledge the redemption value as of a recent date and undertake some action that may ultimately allow the holders of the Public Preferred Stock to liquidate all or a portion of their investment in the Public Preferred Stock;

WHEREAS, in order to address the foregoing concerns related to the Public Preferred Stock and certain other matters, the Board of Directors of the Company (the “Board”) has declared advisable certain amendments to the charter of the Company, in the form of the Second Articles of Amendment and Restatement attached hereto as Exhibit B (the “Amendments”), which include amendments to the terms of the Public Preferred Stock, and directed that the Amendments be submitted for approval to the stockholders of the Company; and

WHEREAS, as a condition to the willingness of the Company to engage in a Consent Solicitation (as defined below) and to undertake certain other actions in furtherance of the Amendments, and as a condition to the consummation of the same, the Preferred Stockholders have agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

Article 1

DEFINITIONS

Section 1.1      Defined Terms. For purposes of this Agreement, the following terms in all of their tenses, cases, and correlative forms shall have the meanings assigned to them in this Section 1.1. In addition, terms which are capitalized and defined elsewhere in this Agreement shall have the meanings given to them where they are so defined.

“Affiliate” shall mean, with respect to any Person, another Person who directly or indirectly through one or more intermediaries controls or is controlled by or is under common control with such Person. The term “control” as used herein (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to: (a) vote ten percent (10%) or more of the outstanding voting interests of such Person; or (b) otherwise direct the management policies of such Person by contract or otherwise.

“Consent Solicitation” shall mean the Company’s solicitation of consents to approve the Amendments pursuant to a definitive Consent Solicitation Statement on SEC Schedule 14A.

“Constructive Sale” shall mean, with respect to any Owned Shares, a short sale with respect to such Owned Shares, entering into or acquiring an offsetting derivative contract with respect to such Owned Shares, entering into or acquiring a future or forward contract to deliver such Owned Shares, or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such Owned Shares.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended.

“Owned” shall mean direct or indirect ownership, beneficial ownership (within the meaning of the Exchange Act) or any right to acquire ownership or beneficial ownership.

“Owned Shares” shall mean all of the shares of Public Preferred Stock and other equity securities of the Company that are Owned by the Preferred Stockholders as of the date of this Agreement, together with any other equity securities of the Company where the power to dispose of or the voting power over which is acquired by any Preferred Stockholder during the period from and including the date hereof through and including the expiration of the Voting Period.

“Permitted Transfer” shall mean, in each case, with respect to any Preferred Stockholder, so long as (i) such Transfer is in accordance with applicable law and (ii) any Preferred Stockholder is, and at all times has been, in compliance with this Agreement, any (A) Transfer of Owned Shares by any Preferred Stockholder to an Affiliate of such Preferred Stockholder, so long as such Affiliate, in connection with, and prior to, such Transfer, executes a joinder to this Agreement, in form and substance reasonably acceptable to the Company, pursuant to which such Affiliate agrees to become a party to this Agreement for all purposes and be subject to the restrictions and obligations applicable to such Preferred Stockholder, or (B) any Transfer of Owned Shares to a bona fide financial institution (a “Pledgee”) pursuant to a bona fide margin loan, pledge agreement or other similar agreement (a “Pledging Agreement”) with such Pledgee to secure any obligations of such Preferred Stockholder or its Affiliates under such financing arrangements, the foreclosure by such Pledgee on pledged Owned Shares and the subsequent Transfer thereof by such financial institution (“Pledging Activity”); provided, that in connection with any Pledging Activity, prior to such foreclosure or Transfer such Pledgee shall execute a joinder to this Agreement, in form and substance reasonably acceptable to the Company, pursuant to which such Pledgee agrees to be subject to the voting obligations set forth in Section 2.1 of this Agreement with respect to the Owned Shares so foreclosed on or Transferred; provided, that notwithstanding the foregoing, other than in the case of a foreclosure and resulting Transfer, no such Transfer pursuant to clauses (A) or (B) shall relieve the transferring Preferred Stockholder from its obligations under this Agreement and, in the case of clause (B), the sole right to vote such Owned Shares shall remain with Preferred Stockholder absent a foreclosure by a Pledgee.

“Person” shall mean any individual, partnership, corporation, governmental entity, limited liability company, other liability limiting entity, unincorporated association, trust or estate.

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“Securities Act” shall mean Securities Act of 1933, as amended.

“Stockholder Meeting” shall mean a duly called and noticed meeting of the holders of the Public Preferred Stock.

“Transfer” shall mean, with respect to any Owned Shares, the direct or indirect assignment, sale, transfer, tender, pledge, hypothecation, or the grant, creation or suffrage of a lien upon, or the gift, placement in trust, or the Constructive Sale or other disposition of such Owned Shares (including transfers by testamentary or intestate succession or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or any change in the record or beneficial ownership of such Owned Shares, and any agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing.

“Voting Period” shall mean the period from and including the date of this Agreement through and including the Termination Date (defined below).

Article 2

VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1        Agreement to Vote.

(a)        In the event the Board or a duly appointed officer of the Company shall call a Stockholder Meeting for the purpose of voting on a proposal or proposals to approve one or any of the Company Stockholder Matters (defined below), each of the Preferred Stockholders irrevocably, unconditionally and individually agrees with the Company that it shall, or shall cause the holder of record of the Owned Shares on each record date relevant to such a stockholder vote with respect to such Company Stockholder Matters to, appear at such meeting in person or represented by a duly executed and non-revoked proxy or otherwise cause the Owned Shares that are eligible to be voted at such stockholder meeting to be counted as present thereat for purposes of establishing a quorum at such meeting.

(b)        Each of the Preferred Stockholders irrevocably, unconditionally and individually agrees with the Company, in connection with the consummation of any Consent Solicitation and when solicited, with respect to the Amendments, to consent to a proposal or proposals to the adoption and approval of the Amendments within two (2) business days after the commencement of the Consent Solicitation in accordance with the terms of any information or proxy statement pertaining to the Consent Solicitation, and not withdraw or revoke (or cause not to be withdrawn or revoked) consent to the Amendments unless and until this Agreement is terminated in accordance with its terms.

(c)       In connection with a Stockholder Meeting or Consent Solicitation, each of the Preferred Stockholders further irrevocably, unconditionally and individually agrees with the Company to vote (whether by ballot at a meeting, by proxy or by executing and returning a stockholder consent), or cause its nominee holder of record on any applicable record date to vote, all of the Owned Shares as follows:

(i)        If the Company presents to its stockholders for approval a proposal or proposals that they approve the following (the “Company Stockholder Matters”), in favor of the approval of such matters: the approval of the Amendments;

(ii)        In favor of the approval of any other matter contemplated by the Amendments necessary or advisable to consummate the Amendments and the other transactions contemplated thereby that is presented by the Company for a vote of its stockholders (including any motion by the chairman of the stockholder meeting to adjourn, reconvene, recess or otherwise postpone such meeting) ; and

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(iii)        Against any proposals or actions that would: (A) constitute, or could reasonably be expected to result in, a breach of any covenant, representation or warranty or any other obligation or agreement of the Company or of the Preferred Stockholders under this Agreement and (B) reasonably be expected to prevent, impede, frustrate, interfere with, delay, postpone or adversely affect the Amendments or any of the other transactions contemplated thereby.

(d)        Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that the Owned Shares are duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent.

(e)        Prior to the expiration of the Voting Period, each of the Preferred Stockholders individually covenants not to enter into any understanding or agreement with any Person to vote, consent or give instructions with respect to the Owned Shares in any manner inconsistent with this Section 2.1.

Article 3

COVENANTS

Section 3.1        Voting Period Restrictions. Each of the Preferred Stockholders agrees that it shall not, during the Voting Period, cause or permit any Transfer of any or all of the Owned Shares or any interest therein, or any economic or voting rights with respect thereto (including any rights decoupled from the underlying securities) or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement and the granting of any proxy), other than (a) a Permitted Transfer or (b) with the prior written consent of the Company.

Section 3.2        General Covenants. Each of the Preferred Stockholders agrees that during the Voting Period such Preferred Stockholder and its Affiliates shall not: (a) enter into any agreement, commitment, letter of intent, agreement in principle, or understanding with any person or take any other action that violates or conflicts with or would reasonably be expected to violate or conflict with, or result in or give rise to a violation of or conflict with, each of the Preferred Stockholder’s representations, warranties, covenants and obligations under this Agreement; or (b) take any action that could restrict or otherwise affect each of the Preferred Stockholders’ legal power, authority and right to comply with and perform the covenants and obligations under this Agreement.

Section 3.3        Stop Transfer; Changes in Owned Shares. Each of the Preferred Stockholders agrees that during the Voting Period (a) this Agreement and the obligations hereunder shall attach to its Owned Shares and shall be binding upon any Person to which legal or beneficial ownership of such Owned Shares shall pass, whether by operation of law or otherwise, including its successors or assigns and (b) other than as permitted by this Agreement, each of the Preferred Stockholders shall not request that the Company register the Transfer (by book-entry or otherwise) of any certificate or uncertificated interest representing any or all of its Owned Shares. Notwithstanding any Transfer, each of the Preferred Stockholders shall remain liable for the performance of all of its obligations under this Agreement.

Section 3.4        Public Statements. Each of the Preferred Stockholders agrees that it will not issue or make any public statement with respect to this Agreement, the Amendments or any underwritten public offering of shares of stock of the Company without the prior consent of Company, except as may be required by law; provided that if any of the Preferred Stockholders proposes to issue any public statement in compliance with any legally-required disclosure obligations, it shall use commercially reasonable efforts to consult in good faith with the Company before doing so.

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Section 3.5        Further Assurances. From time to time and without additional consideration, each party hereto shall take such further actions, as another party hereto may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

Article 4

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Each of the Preferred Stockholders hereby represents and warrants to the Company as follows:

Section 4.1        Authority Relative to Agreement; No Conflict.

(a)        Each of the Preferred Stockholders has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by each of the Preferred Stockholders has been duly and validly authorized by all necessary corporate action, and no other corporate action or proceeding on the part of any of the Preferred Stockholders is necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by each of the Preferred Stockholders and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of each of the Preferred Stockholders, enforceable against each of the Preferred Stockholders in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (ii) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Bankruptcy and Equity Exception”).

(b)        Neither the execution and delivery of this Agreement by any of the Preferred Stockholders nor the performance by any of the Preferred Stockholders of its obligations hereunder will (i) conflict with or violate any law applicable to any of the Preferred Stockholders or any of their respective subsidiaries or by which any property or asset of any of the Preferred Stockholders or any of their respective subsidiaries is bound or affected (including the Owned Shares), or (ii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, require the consent, or notice to or filing with any third party pursuant to, any mortgage, bond, indenture, agreement, instrument or obligation to which any of the Preferred Stockholders or any of their respective subsidiaries is a party or by which any property or asset of any of the Preferred Stockholders or any of their respective subsidiaries is bound or affected (including the Owned Shares), or result in the creation of any lien, upon any of the property or assets of any of the Preferred Stockholders or any of their respective subsidiaries (including the Owned Shares), except for any of the foregoing as would not impair any of the Preferred Stockholders’ ability to perform its obligations under this Agreement.

(c)        Stockholder has not entered into any understanding or agreement with any Person to vote or give instructions with respect to the Owned Shares in any manner inconsistent with Section 2.1 of this Agreement.

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Section 4.2        Ownership of Shares. As of the date hereof, the Owned Shares of each of the Preferred Stockholders are listed on Exhibit A. Except as described in any Schedule 13D or 13G filed by any of the Preferred Stockholders with the U.S. Securities Exchange Commission (“SEC”) on or prior to the date hereof, or as otherwise disclosed to the Company in writing on or prior to the date hereof, each of the Preferred Stockholders is the sole record and beneficial owner and has good, valid and marketable title to, all of the Owned Shares and has the sole power to vote (or cause to be voted) and to dispose of (or cause to be disposed of) such Owned Shares without restriction and no proxies through and including the date hereof have been given in respect of any or all of such Owned Shares other than proxies which have been validly revoked prior to the date hereof.

Section 4.3        Required Filings and Consents. No consent of, or registration, declaration or filing with, or notice to, any governmental authority is required to be obtained or made by or with respect to any of the Preferred Stockholders or any of their respective subsidiaries in connection with the execution, delivery and performance of this Agreement, other than (a) applicable requirements of and filings with the SEC under the Securities Act and/or the Exchange Act and (b) such other consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not impair any of the Preferred Stockholders’ ability to perform its obligations under this Agreement.

Section 4.4        Actions and Proceedings. As of the date of this Agreement, (a) there is no action, suit, arbitration, investigation, examination, litigation, lawsuit or other proceeding, whether civil, criminal or administrative (each, a “Proceeding”), pending or, to the knowledge of each of the Preferred Stockholders, as applicable, threatened against such Preferred Stockholder or any of its Affiliates and (b) there is no judgement or order of any governmental authority outstanding against, or, to the knowledge of each of the Preferred Stockholders, as applicable, investigation by any governmental authority involving, such Preferred Stockholder or any of its subsidiaries that, in each case of clause (a) and (b), would reasonably be expected to prevent, materially delay, hinder, impair or prevent the exercise by the Company of its rights under this Agreement or the performance by any of the Preferred Stockholders of their respective obligations under this Agreement.

Section 4.5      Acknowledgement. Each of the Preferred Stockholders understands and acknowledges that the Company is undertaking the Amendments in reliance upon the Preferred Stockholders’ execution, delivery and performance of this Agreement and the covenants, representations and warranties contained herein.

Article 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Preferred Stockholders as follows:

Section 5.1        Authority Relative to Agreement; No Conflict.

(a)        The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company has been duly and validly authorized by all necessary corporate action by the Company, and no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to the Bankruptcy and Equity Exception.

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(b)        Neither the execution and delivery of this Agreement by the Company nor the performance by the Company of its obligations hereunder will (i) conflict with or violate any law applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or (ii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, require the consent, or notice to or filing with any third party pursuant to, any mortgage, bond, indenture, agreement, instrument or obligation to which the Company or any of its subsidiaries is a party or by which any property or asset of the Company or any of its subsidiaries is bound or affected, or result in the creation of a lien, upon any of the property or assets of the Company or any of its subsidiaries, except for any of the foregoing as would not impair the Company’s ability to perform its obligations under this Agreement.

Section 5.2        Required Filings and Consents. No consent of, or registration, declaration or filing with, or notice to, any governmental authority is required to be obtained or made by or with respect to the Company or any of its subsidiaries in connection with the execution, delivery and performance of this Agreement, other than (a) applicable requirements of and filings with the SEC under the Securities Act and/or the Exchange Act and (b) such other consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not impair the Company’s ability to perform its obligations under this Agreement.

Article 6

TERMINATION

Section 6.1        Termination. This Agreement and all obligations of the parties hereunder shall automatically terminate upon the earliest of: (a) the public announcement by the Company that it will abandon either the Amendments or the Qualified IPO (as defined in the Amendments); (b) the failure of the Company to obtain the needed approval of the Amendments on or before November 16, 2020; or (c) the acceptance for record of the Amendments by the Department of Assessments and Taxation for the State of Maryland (as applicable, the “Termination Date”). Upon the termination of this Agreement, neither the Company nor any of the Preferred Stockholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect; provided, that Sections 7.1, and 7.3 through 7.14 shall survive such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

Article 7

MISCELLANEOUS

Section 7.1        Publication. The Preferred Stockholders hereby permit and authorize the Company to publish and disclose in press releases, proxy or information statements filed with the SEC, any current report of the Company on Form 8-K and any other disclosures or filings required by applicable law, the Preferred Stockholders’ identity and ownership of the Owned Shares, the nature of the Preferred Stockholders’ commitments, arrangements and understandings pursuant to this Agreement and/or the text of this Agreement. To the extent practicable and legally permissible, an advance copy of any such filing will be provided to the Preferred Stockholders.

Section 7.2        Amendment. Subject to applicable law, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by the duly authorized officers of each of the respective parties; provided that no amendment shall be made to this Agreement after the Termination Date.

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Section 7.3       Specific Performance. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any party hereto does not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (without proof of actual damages), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 7.4        Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed electronic mail, addressed as follows:

(a)	If to the Company:

Telos Corporation

19886 Ashburn Road

Ashburn, Virginia 20147

Email: jvw@telos.com

Attention: Jefferson V. Wright

with a copy (which shall not constitute notice) to:

Miles & Stockbridge P.C.

100 Light Street

Baltimore, Maryland 21202

Email: cjohnson@mslaw.com

Attention: Christopher R. Johnson

(b)	If to any of the Preferred Stockholders: Wynnefield Capital Management, LLC

450 Seventh Avenue, Suite 509

New York, NY 10123

Email: nobus@wynnefieldcapital.com

Attention: Nelson Obus

with a copy (which shall not constitute notice) to:

Whiteford, Taylor & Preston LLP

7 St. Paul Street

Baltimore, Maryland 21202-1626

Email: fjones@wtplaw.com

Attention: Frank S. Jones, Jr.

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 7.4; provided that any notice received by electronic mail or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) or on any day that is not a business day shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day; provided, further, that notice of any change to the address or any of the other details specified in or pursuant to this Section 7.4 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is five (5) business days after such notice would otherwise be deemed to have been received pursuant to this Section 7.4.

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Section 7.5        Headings; Titles. Headings and titles of the Articles and Sections of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.6        Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby shall be consummated as originally contemplated to the fullest extent possible.

Section 7.7        Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 7.8        Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 7.8 shall be null and void.

Section 7.9        No Third Party Beneficiaries; Enforcement. This Agreement is not intended to and shall not confer upon any person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder.

Section 7.10      Interpretation. The parties have participated collectively in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. References to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date.

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Section 7.11      Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed and construed in accordance with the laws of the State of Maryland applicable to contracts made and performed entirely within such state, without regard to any applicable conflicts of law principles that would cause the application of the laws of another jurisdiction. The parties hereto agree that any Proceeding brought by any party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Circuit Court for Montgomery County, Maryland, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Maryland, and the appellate courts to which orders and judgments therefore may be appealed (collectively, the “Acceptable Courts”). In any such judicial proceeding, each of the parties further consents to the assignment of any proceeding in the Circuit Court for Montgomery County, Maryland to the Business and Technology Case Management Program pursuant to Maryland Rule 16-205 (or any successor thereof). Each of the parties hereto submits to the jurisdiction of any Acceptable Court in any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such Proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any Proceeding in any such Acceptable Court or that any such Proceeding brought in any such Acceptable Court has been brought in an inconvenient forum. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. Each party hereto (a) certifies that no representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver, (b) certifies that it makes this waiver voluntarily and (c) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 7.11.

Section 7.12      Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.13      Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of any other party’s obligations to comply with its representations, warranties, covenants and agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder (or any delay in asserting any such breach) shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder or in any other context.

Section 7.14      No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of, or with respect to, any Owned Shares. All rights, ownership and economic benefits of and relating to the Owned Shares shall remain vested in and belong to the Preferred Stockholders, and this Agreement shall not confer any right, power or authority upon the Company or any other Person to direct the Preferred Stockholders (a) in the voting of any of the Owned Shares, except as otherwise specifically provided herein, or (b) in the performance of any of the Preferred Stockholders’ duties or responsibilities as stockholders of the Company.

[Signature page follows]

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IN WITNESS WHEREOF, the Company and the Preferred Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:

TELOS CORPORATION

By:	/s/ Jefferson V. Wright
Name:	Jefferson V. Wright
Title:	Executive V.P & General Counsel

Signature Page to Voting and Support Agreement

IN WITNESS WHEREOF, the Company and the Preferred Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

PREFERRED STOCKHOLDERS:

Wynnefield Partners Small Cap
Value, L.P.
By:	Wynnefield Capital Management, LLC,
its General Partner

By:	/s/ Nelson Obus
Name: Nelson Obus
Title: Co-Managing Member

By:	/s/ Joshua H. Landes
Name: Joshua H. Landes
Title: Co-Managing Member

Wynnefield Partners Small Cap
Value L.P. I
By:	Wynnefield Capital Management, LLC,
its General Partner

By:	/s/ Nelson Obus
Name: Nelson Obus
Title: Co-Managing Member

By:	/s/ Joshua H. Landes
Name: Joshua H. Landes
Title: Co-Managing Member

Wynnefield Capital, Inc. Profit
Sharing Plan
By:	Wynnefield Capital, Inc.

By:	/s/ Nelson Obus
Name: Nelson Obus

Wynnefield Small Cap Value
Offshore Fund, Ltd.
By:	Wynnefield Capital, Inc.

By:	/s/ Nelson Obus
Name: Nelson Obus

Signature Page to Voting and Support Agreement

MINERVA ADVISORS LLC

By:	/s/ David P. Cohen
David P. Cohen, President

MINERVA GROUP, LP

By:	MINERVA GP, LP, its General Partner

By:	MINERVA GP, INC., its General Partner

By:	/s/ David P. Cohen
David P. Cohen, President

MINERVA GP, LP

By:	MINERVA GP, INC., its General Partner

By:	/s/ David P. Cohen
David P. Cohen, President

MINERVA GP, INC.

By:	/s/ David P. Cohen
David P. Cohen, President

/s/ David P. Cohen
David P. Cohen

Signature Page to Voting and Support Agreement

Victor A. Morgenstern
Grantor Retained Annuity
TRUST 2020 #2

By:	/s/ Victor Morgenstern
Name:	Victor Morgenstern
Title:	Trustee

Judd Morgenstern revocable
Trust

By:	/s/ Judd Morgenstern
Name:	Judd Morgenstern
Title:	Trustee

Jennifer Morgenstern
Irrevocable Trust

By:	/s/ Jennifer Morgenstern
Name:	Jennifer Morgenstern
Title:	Trustee

Robyn Morgenstern Irrevocable
Trust

By:	/s/ Robyn Morgenstern
Name:	Robyn Morgenstern
Title:	Trustee

Judd Morgenstern Irrevocable
Trust

By:	/s/ Judd Morgenstern
Name:	Judd Morgenstern
Title:	Trustee

Victor A. Morgenstern
GRANDCHILDREN TRUST

By:	/s/ Faye Morgenstern
Name:	Faye Morgenstern
Title:	Trustee

Signature Page to Voting and Support Agreement

EXHIBIT A

OWNED SHARES

Wynnefield Preferred Stockholders	No. of Owned Shares
Wynnefield Partners Small Cap Value, L.P.; Wynnefield Partners Small Cap Value L.P. I; Wynnefield Capital, Inc. Profit Sharing Plan; Wynnefield Small Cap Value Offshore Fund, Ltd.	165,760 261,456 15,000 112,549
TOTAL	554,765

Minerva Preferred Stockholder	No. of Owned Shares
Minerva Advisors, LLC	122,608
Minerva Group, LP	153,343
David P. Cohen	7,433
TOTAL	283,384

Morgenstern Preferred Stockholders	No. of Owned Shares
Victor A. Morgenstern Grantor Retained Annuity Trust 2020 #2	67,000
Judd Morgenstern Revocable Trust	40,000
Jennifer Morgenstern Irrevocable Trust	20,000
Robyn Morgenstern Irrevocable Trust	20,000
Judd Morgenstern Irrevocable Trust	20,000
Victor A. Morgenstern Grandchildren Trust	13,100
TOTAL:	180,100

EXHIBIT B

SECOND ARTICLES OF AMENDMENT AND RESTATEMENT

[Attached]

TELOS CORPORATION

SECOND ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST:            Telos Corporation, a Maryland corporation (the “Corporation”), desires to amend and restate its charter as currently in effect and as hereinafter amended.

SECOND:       Upon the filing (the “Effective Time”) of these Second Articles of Amendment and Restatement, each share of the Class B Common Stock, no par value per share, of the Corporation issued and outstanding immediately prior to the Effective Time (the “Class B Common Stock”) shall automatically, without further action on the part of the Corporation or any holder of Class B Common Stock, be reclassified and become one fully paid and nonassessable share of Class A Common Stock, no par value per share, of the Corporation (“Class A Common Stock”). The conversion of the Class B Common Stock into Class A Common Stock will be deemed to occur at the Effective Time. From and after the Effective Time, certificates representing the Class B Common Stock shall represent the number of shares of Class A Common Stock into which such Class B Common Stock shall have been converted pursuant to these Second Articles of Amendment and Restatement.

THIRD:          The Class A Common Stock shall, at the Effective Time, be renamed and redesignated as common stock, par value $0.001 per share, of the Corporation.

FOURTH:      The following provisions are all the provisions of the charter of the Corporation currently in effect and as hereinafter amended:

ARTICLE I

NAME

The name of the corporation (the “Corporation”) is: Telos Corporation

ARTICLE II

PURPOSE

The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.

ARTICLE III

PRINCIPAL OFFICE AND RESIDENT AGENT

The address of the principal office of the Corporation in the State of Maryland is 11 N Washington Street, Suite 700, Rockville, Maryland 20850. The name of the resident agent of the Corporation in the State of Maryland is Incorp Services, Inc., 1519 York Road, Lutherville, Maryland 21093. The resident agent is a Maryland corporation.

ARTICLE IV

PROVISIONS FOR DEFINING, LIMITING

AND REGULATING CERTAIN POWERS OF THE

CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS

Section 4.1 Number, Election of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is nine (9), including two (2) Class D Directors elected by holders of the Exchangeable Preferred Stock (defined below), which number may be increased or decreased only by the Board of Directors pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The names of the current directors who shall serve until their successors are duly elected and qualify are:

John B. Wood
Bernard C. Bailey
David Borland
Lt. Gen. (ret) Bruce R. Harris
Bonnie Carroll
Maj. Gen. (ret) John W. Maluda
Robert J. Marino

Class D Directors
Andrew R. Siegel
William H. Alderman

The directors (other than any director elected solely by holders of shares of one or more classes or series of Preferred Stock of the Corporation) shall be elected and serve until the next annual meeting of stockholders and, in each case, until their successors are duly elected and qualify or until their earlier death, resignation or removal. Except as may be provided by the Board of Directors in setting the terms of any class or series of Preferred Stock, and except for any vacancy among directors that may be elected by a class or series of Preferred Stock voting separately as such class or series, any and all vacancies on the Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the class in which such vacancy occurred and until a successor is duly elected and qualifies.

Section 4.2 Extraordinary Actions. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.3 or as specifically provided in Section 4.5 (relating to removal of directors), notwithstanding any provision of law requiring any action to be taken or approved by the affirmative vote of stockholders entitled to cast a greater number of votes, any such action shall be effective and valid if (i) declared advisable by the Board of Directors, and (ii) taken or approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 4.3 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter (as defined in the MGCL) of the Corporation or the Bylaws.

Section 4.4 Preemptive and Appraisal Rights. Except as may be provided by the Board of Directors in setting the terms of classified or reclassified shares of stock pursuant to Section 5.3 or as may otherwise be provided by a contract approved by the Board of Directors, no holder of shares of stock of the Corporation shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of stock of the Corporation or any other security of the Corporation which it may issue or sell. After a Qualified IPO (as defined in paragraph 7 of Section 5.4 of this Charter) and except as may be provided in Subtitle 7 of Title 3 of the MGCL, holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon such terms and conditions as specified by the Board of Directors, shall determine that such rights apply, with respect to all or any shares of all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

Section 4.5 Removal of Directors. Subject to the rights of holders of one or more classes or series of stock established pursuant to Section 5.3 hereof to elect or remove one or more directors (including the rights of the holders of Exchangeable Preferred Stock to elect Class D Directors), any director, or the entire Board of Directors, may be removed from office at any time, but only by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast generally in the election of directors.

ARTICLE V

STOCK

Section 5.1 Authorized Shares. The Corporation has authority to issue 260,000,000 shares of stock, consisting of 250,000,000 shares of common stock, par value $0.001 per share (“Common Stock”) and 10,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”). The aggregate par value of all authorized shares of stock having par value is $350,000. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

Section 5.2 Common Stock. Except as may otherwise be specified in the Charter, each share of Common Stock shall entitle the holder thereof to one vote. The Board of Directors may reclassify any unissued shares of Common Stock from time to time into one or more classes or series of stock.

Section 5.3 Preferred Stock. The Board of Directors may classify or reclassify any unissued shares of stock from time to time, in one or more classes or series of Preferred Stock by setting or changing the preferences, covenants or other rights, voting powers, privileges, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series thereof.

Section 5.4 Exchangeable Preferred Stock. Under the power contained in Section 5.3, the Board of Directors classified and designated six million (6,000,000) authorized shares of Preferred Stock, par value $0.01 per share, of the Corporation as shares of 12% Cumulative Exchangeable Redeemable Preferred Stock (the “Exchangeable Preferred Stock”), par value $0.01 per share, with the following powers, preferences, rights, qualifications, limitations, restrictions and other provisions:

1.	Rank. The Exchangeable Preferred Stock shall rank, with respect to dividend rights and rights on liquidation, winding up and dissolution, (a) junior to any other class or series of the Preferred Stock of the Corporation the terms of which shall specifically provide that such class or series shall rank prior to the Exchangeable Preferred Stock (any such other securities are referred to herein collectively as the “Senior Securities”), (b) on a parity with any other class or series of the Preferred Stock of the Corporation the terms of which shall specifically provide that such class or series shall rank on a parity with the Exchangeable Preferred Stock (the Exchangeable Preferred Stock and any such other securities are referred to herein collectively as the “Parity Securities”), and (c) prior to the Common Stock and any other class or series of the Preferred Stock of the Corporation the terms of which specifically provide that such class or series shall rank junior to the Exchangeable Preferred Stock (any of such other securities of the Corporation to which the Exchangeable Preferred Stock ranks prior, including the Common Stock, are referred to herein collectively as the “Junior Securities”).

2.	Dividends. (a) The holders of the shares of Exchangeable Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative dividends at the annual rate of 12% ($1.20) per share and no more. Such dividends shall be payable, in preference to dividends on the Junior Securities, in equal semi-annual payments out of funds legally available therefor (a) commencing with the first sixth-month anniversary of the first of the following to occur after the effective date (the “Effective Date”) of the merger of C3 Acquisition Corp., a Delaware corporation, with and into the Corporation (i) the fifteenth day of the month in which the Effective Date occurs or (ii) the first day of the following month, and (b) on each sixth-month anniversary thereof (each of such dates being a “Dividend Payment Date”). Such dividends shall be paid to the holders of record at the close of business on the date specified by the Board of Directors at the time such dividends are declared; provided, however, that such date shall not be more than 90 days prior to the respective Dividend Payment Date. Dividends payable on shares of Exchangeable Preferred Stock (whether payable in cash or in stock) shall be fully cumulative and shall accrue (whether or not earned or declared), without interest, from the date of issuance of the Exchangeable Preferred Stock at the Effective Date. Any dividends payable with respect to the Exchangeable Preferred Stock during the first six years after the Effective Date may be paid (subject to restrictions under applicable state law), in the sole discretion of the Board of Directors, in cash or by issuing additional fully paid and nonassessable shares of Exchangeable Preferred Stock at the rate of 0.06 of a share for each $.60 of such dividends not paid in cash, and the issuance of such additional shares shall constitute full payment of such dividends. The Corporation shall not issue fractions of Exchangeable Preferred Stock (“Fractional Shares”) in payment of any dividends. In lieu of any Fractional Shares, the Corporation will cause all Fractional Shares otherwise issuable to be aggregated and sold on the open market by an agent of the Corporation, and each holder of Exchangeable Preferred Stock otherwise entitled to receive a Fractional Share shall receive a cash payment in lieu thereof equal to such holder's proportionate interest in the net proceeds of the sale or sales of all such Fractional Shares in the open market within 20 days after the Dividend Payment Date. The Corporation’s dividend payment obligations under this paragraph 2(a) shall be discharged upon the delivery to such agent of the certificate or certificates representing shares of Exchangeable Preferred Stock equal to the aggregate of such Fractional Shares. All shares of Exchangeable Preferred Stock which may be issued as a dividend with respect to the Exchangeable Preferred Stock will thereupon be duly authorized, validly issued, fully paid and nonassessable and free of all liens and charges.

(b)           All dividends paid with respect to shares of the Exchangeable Preferred Stock pursuant to paragraph 2(a) of this Section 5.4 shall be paid pro rata to the holders entitled thereto.

(c)            Notwithstanding anything contained herein to the contrary, no cash dividends (other than the payment of cash in lieu of the issuance of Fractional Shares) on shares of Exchangeable Preferred Stock, the Parity Securities or the Junior Securities shall be declared by the Board of Directors and paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement regarding the borrowing of funds or the extension of credit which is binding upon the Corporation or any subsidiary of the Corporation (all such Agreements of the corporation and its subsidiaries are referred to collectively herein as the “Debt Agreements”), specifically prohibit such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder or, in the case of a Debt Agreement binding on a subsidiary of the Corporation, prohibit or restrict the payment of dividends or the making of loans to the Corporation by such subsidiary of the Corporation, prohibit or restrict the payment of dividends for the purpose of paying such dividends; provided, however, that nothing in this paragraph 2(c) shall in any way or under any circumstances be construed or deemed to require the Board of Directors to declare or the Corporation to pay or set apart for payment any cash dividends on shares of the Exchangeable Preferred Stock at any time, whether permitted by any of the Debt Agreements or not.

(d)(i)        If at any time the Corporation shall have failed to pay full dividends which have accrued (whether or not declared) on any Senior Securities, no cash dividends (other than the payment of cash in lieu of the issuance of Fractional Shares) shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on shares of the Exchangeable Preferred Stock or any other Parity Securities unless, prior to or concurrently with such declaration, payment or setting apart for payment, all accrued and unpaid dividends on all outstanding shares of such Senior Securities shall have been or be declared and paid or set apart for payment. No full dividends shall be declared or paid or set apart for payment on any Parity Securities for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Exchangeable Preferred Stock for all dividend payment periods terminating on or prior to the date of payment of such full cumulative dividends. If any dividends are not paid in full, as aforesaid, upon the shares of the Exchangeable Preferred Stock and any other Parity Securities, all dividends declared upon shares of the Exchangeable Preferred Stock and any other Parity Securities shall be declared and paid pro rata so that the amount of dividends declared and paid per share on the Exchangeable Preferred Stock and such other Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the Exchangeable Preferred Stock and such other Parity Securities bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Exchangeable Preferred Stock or any other Parity Securities which may be in arrears.

(ii)    The Corporation shall not declare, pay or set apart for payment any dividend on any of the Exchangeable Preferred Stock or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Exchangeable Preferred Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Exchangeable Preferred Stock, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation, or other property (other than distributions or dividends in shares of Exchangeable Preferred Stock to the holders thereof), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Exchangeable Preferred Stock or any warrants, rights, calls or options exercisable for or convertible into any of the Exchangeable Preferred Stock, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase or distribution, as the case may be, all accrued and unpaid dividends on shares of any Senior Securities shall have been or be duly paid in full and all redemption payments which have become due with respect to such Senior Securities shall have been or be duly discharged.

Any dividend not paid pursuant to paragraph (2) of this Section 5.4 shall be fully cumulative and shall accrue (whether or not declared), without interest, as set forth in paragraph (2)(a) of this Section 5.4.

(e)           Holders of shares of the Exchangeable Preferred Stock shall be entitled to receive the dividends provided for in paragraph (2)(a) of this Section 5.4 in preference to and in priority over any dividends upon any of the Junior Securities.

(f)            Subject to the foregoing provisions of this paragraph (2) of this Section 5.4, the Board of Directors may declare, and the Corporation may pay or set apart for payment, dividends and other distributions on any of the Junior Securities, and may purchase or otherwise redeem any of the Junior Securities or any warrants, rights or options exercisable for or convertible into any of the Junior Securities, and the holders of the shares of the Exchangeable Preferred Stock shall not be entitled to share therein.

3.             Liquidation Preference. (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Exchangeable Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash equal to $10 for each share outstanding, plus an amount in cash equal to all accrued but unpaid dividends (whether or not earned or declared) thereon to the date fixed for liquidation, dissolution or winding up before any payment shall be made or any assets distributed to the holders of any of the Junior Securities; provided, however, that the holders of outstanding shares of the Exchangeable Preferred Stock shall not be entitled to receive such liquidation payment until the liquidation payments on all outstanding shares of Senior Securities, if any, shall have been paid in full. Except as provided in the preceding sentence, holders of Exchangeable Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of the Exchangeable Preferred Stock and any Parity Securities, then the holders of such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Exchangeable Preferred Stock and the holders of outstanding shares of such other Parity Securities are entitled were paid in full.

(b)           For the purpose of this paragraph 3 of this Section 5.4, neither the voluntary sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, lease, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the business of the Corporation.

4.              Redemption. (a) Subject to the legal availability of funds, any contractual restrictions then binding on the Corporation (including restrictions under Debt Agreements) and applicable state law, the Corporation may redeem at its option, at any time, the Exchangeable Preferred Stock, in whole or in part, at a redemption price of $10 per share together with all accrued and unpaid dividends (whether or not earned or declared) thereon to the date fixed for redemption, without interest. As of June 30, 2020 the redemption price set forth in the foregoing sentence was $141,121,484.

(b)       Subject to the legal availability of funds, any contractual restrictions then binding on the Corporation (including restrictions under Debt Agreements) and applicable state law, commencing on the first Dividend Payment Date after the sixteenth anniversary of the Effective Date and on the first Dividend Payment Date after each anniversary of the Effective Date thereafter (each date separately referred to as a “Mandatory Redemption Date”), so long as any shares of the Exchangeable Preferred Stock shall be outstanding, the Corporation shall set aside, in trust, as and for a sinking fund for the Exchangeable Preferred Stock, a sum sufficient to redeem and shall redeem in each year an amount equal to at least 20% of the greatest number of shares of Exchangeable Preferred Stock issued and outstanding at any time, at a redemption price of $10 per share together with all accrued and unpaid dividends (whether or not earned or declared) thereon to the date fixed for redemption, without interest, and on the first Dividend Payment Date following the twentieth anniversary of the Effective Date, the Corporation shall set aside pursuant to paragraph 6 of this Section 5.4 a sum sufficient to redeem and shall redeem all outstanding shares of Exchangeable Preferred Stock at a redemption price of $10 per share together with all accrued and unpaid dividends (whether or not earned or declared) to such date.

(c)       Shares of Exchangeable Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of law) have the status of authorized and unissued shares.

(d)       Notwithstanding the foregoing provisions of paragraph 4 of this Section 5.4, if full cumulative dividends on all outstanding shares of Exchangeable Preferred Stock shall not have been paid or are not contemporaneously declared and paid for all past dividend periods, the Corporation may not redeem shares of Exchangeable Preferred Stock pursuant to paragraph 4(a) of this Section 5.4 unless the shares to be redeemed are selected pro rata (with rounding to the nearest whole share).

(e)       If the Corporation shall fail to discharge its obligation to redeem shares of Exchangeable Preferred Stock pursuant to paragraph 4(b) of this Section 5.4 (the “Mandatory Redemption Obligation”), the Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to discharge such Mandatory Redemption Obligation.

5.       [RESERVED]

6.      Procedure for Redemption. (a) In the event that fewer than all the outstanding shares of Exchangeable Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined, subject to the provisions of paragraphs 4(b) and 4(d) of this Section 5.4, by the Board of Directors of the Corporation and the shares to be redeemed shall be selected by lot or pro rata as may be determined by the Board of Directors, except that in any redemption of fewer than all the outstanding shares of Exchangeable Preferred Stock, the Corporation may first redeem all shares held by any holders of a number of shares not to exceed 100 as may be specified by the Corporation.

(b)     In the event the Corporation shall redeem shares of Exchangeable Preferred Stock, notice of such redemption shall be given by first class mail, postage prepaid, and mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock register of the Corporation; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Exchangeable Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to give said notice or except as to the holder whose notice was defective. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Exchangeable Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of shares of Exchangeable Preferred Stock held by such holder to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date or the date of exchange.

(c)     Notice having been mailed as aforesaid and provided that on or before the redemption date all funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption so as to be and to continue to be available therefor, then, from and after the redemption date, dividends on the shares of Exchangeable Preferred Stock so called for redemption shall cease to accrue, and said shares shall no longer be deemed to be outstanding and shall not have the status of shares of Exchangeable Preferred Stock, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive from the Corporation the redemption price and any accrued and unpaid dividends, whether or not earned or declared) shall cease. Upon surrender, in accordance with said notice of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the redemption price aforesaid. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate or certificates shall be issued representing the unredeemed shares without cost to the holder thereof.

(d)     If such notice of redemption shall have been duly given, and if, prior to the redemption date, the Corporation shall have irrevocably deposited the aggregate redemption price of the shares of Exchangeable Preferred Stock to be redeemed in trust for the pro rata benefit of the holders of the shares of Exchangeable Preferred Stock to be redeemed, so as to be and to continue to be available therefor, with a bank or trust company (having capital and surplus of not less than $50,000,000) in the borough of Manhattan, City of New York, then, upon making such deposit, holders of the shares of Exchangeable Preferred Stock called for redemption shall cease to be stockholders with respect to such shares and thereafter such shares shall no longer be transferable on the books of the Corporation and such holders shall have no interest in or claim against the Corporation with respect to such shares (including dividends thereon accrued after such redemption date) except the right to receive payment of the redemption price (including all dividends (whether or not earned or declared) accrued and unpaid to the date fixed for redemption) upon surrender of their certificates, without interest. Any funds deposited and unclaimed at the end of one year from the date fixed for redemption shall be repaid to the Corporation upon its request, after which repayment the holders of shares called for redemption shall look only to the Corporation as a general creditor for payment of the redemption price.

7.      Voting Rights. (a) The holders of record of shares of Exchangeable Preferred Stock shall not be entitled to any voting rights except as provided in the Charter or as otherwise provided by law.

(b)(i)           If at any time or times dividends payable on Exchangeable Preferred Stock shall be in arrears and unpaid for three consecutive full semi-annual periods, then the number of directors constituting the Board of Directors, without further action, shall be increased by up to two directors and the holders of Exchangeable Preferred Stock shall have the exclusive right, voting separately as a class, to elect the directors of the Corporation to fill such newly created directorships, which directors shall be designated “Class D” directors, the remaining directors to be elected by the other class or classes of stock entitled to vote therefor, at each meeting of stockholders held for the purpose of electing directors.

(ii)       Whenever such voting right shall have vested, such right may be exercised initially either at a special meeting of the holders of Exchangeable Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each annual meeting. Such voting right shall continue until such time as: (1) all dividends accumulated on Exchangeable Preferred Stock shall have been paid in full (subject to revesting in the event of each and every subsequent failure of the Corporation to pay dividends for the requisite number of periods as described above), (2) the rights of holders of the Exchangeable Preferred Stock shall have terminated pursuant to paragraph 6 of this Section 5.4, or (3) an ERPS Conversion Event; at which time, in each such case, such voting right of the holders of Exchangeable Preferred Stock shall automatically terminate.

(iii)       At any time when such voting right shall have vested in the holders of the Exchangeable Preferred Stock and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of any holder of record of Exchangeable Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special meeting of holders of Exchangeable Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Corporation or, if none, at a place designated by the Secretary of the Corporation. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 10% of the shares of Exchangeable Preferred Stock then outstanding may designate in writing a holder of Exchangeable Preferred Stock to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this paragraph 7(b)(iii) or at such other place as is selected by such person so designated. Any holder of Exchangeable Preferred Stock which would be entitled to vote at any such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this paragraph. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called during a period within 90 days immediately preceding the date fixed for the next annual meeting of stockholders.

(iv)       At any meeting held for the purpose of electing directors at which the holders of Exchangeable Preferred Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of a majority of the then outstanding shares of Exchangeable Preferred Stock shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof, (x) the absence of a quorum of the holders of Exchangeable Preferred Stock and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of Exchangeable Preferred Stock and (y) in the absence of a quorum of the holders of any such class of stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class shall have the power to adjourn the meeting insofar as it relates to the election of directors which the holders of such class are entitled to elect, from time to time, without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.

(v)       The term of office of all directors elected by the holders of Exchangeable Preferred Stock pursuant to paragraph 7(b)(i) of this Section 5.4 in office at any time when the aforesaid voting rights are vested in the holders of Exchangeable Preferred Stock shall terminate upon the election of their successors at any meeting of stockholders for the purpose of electing directors. Upon any termination of the aforesaid voting rights in accordance with paragraph 7(b)(ii) of this Section 5.4, the term of office of all directors elected by the holders of Exchangeable Preferred Stock pursuant to paragraph 7(b)(i) of this Section 5.4 then in office shall thereupon terminate and upon such termination the number of directors constituting the Board of Directors shall, without further action, be reduced by the number of directors by which the number of directors constituting the Board of Directors shall have been increased pursuant to paragraph 7(b)(i) of this Section 5.4, subject always to the increase of the number of directors pursuant to paragraph 7(b)(i) of this Section 5.4 in case of the future right of the holders of Exchangeable Preferred Stock to elect directors as provided herein.

(vi)       Notwithstanding any other provision hereof (including but not limited to Section 4.1), in any case of any vacancy occurring among the directors so elected, the remaining director, if any, who shall have been so elected may appoint a successor to hold office for the unexpired term of the director whose place shall be vacant. If all directors so elected by the holders of Exchangeable Preferred Stock shall cease to serve as directors before their terms shall expire, then notwithstanding any other provision hereof (including but not limited to Section 4.1), the holders of Exchangeable Preferred Stock then outstanding may, at a special meeting of the holders called as provided above, elect successors to hold office for the unexpired terms of the directors whose places shall be vacant.

(vii)      Notwithstanding any other provision hereof (including but not limited to Section 4.5), any Class D director or all Class D directors may be removed from office at any time by the affirmative vote of a majority of all the votes entitled to be cast in the election of Class D directors.

(c)     [Reserved]

(d)    So long as any shares of Exchangeable Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of at least a majority of the then outstanding Exchangeable Preferred Stock voting separately as a class change by amendment to the Corporation’s Charter or otherwise, the terms or provisions of the Exchangeable Preferred Stock so as to adversely affect the powers, special rights and preferences of the holders thereof.

(e)     Any alteration or change which would not affect adversely the powers, preferences, and special rights of shares of Exchangeable Preferred Stock may be effected without the consent of holders thereof, including, without limitation, the (i) creation, authorization or issuance of any other class of stock of the Corporation senior, pari passu or subordinated as to dividends and upon liquidation to the Exchangeable Preferred Stock, (ii) creation of any indebtedness of any kind of the Corporation, (iii) increase or decrease in the amount of authorized capital stock of any class or series, including the Exchangeable Preferred Stock, or any increase, decrease or change in the par value of any such class other than the Exchangeable Preferred Stock, or (iv) merger or consolidation or similar plan or acquisition in which securities of the Corporation held by the holders of Exchangeable Preferred Stock will become or be exchanged for securities of any other person, if the sole purpose of the transaction is to change the Corporation’s domicile solely within the United States.

8.       Automatic Conversion. (a) Immediately upon the consummation of a Qualified IPO, each share of Exchangeable Preferred Stock shall automatically be converted into the right to receive (such conversion, a “ERPS Conversion Event”): (i) an amount of cash equal to (I) the ERPS Liquidation Value; multiplied by (II) the Discount Ratio; multiplied by (III) 0.85 and (ii) that number of shares of Common Stock (valued at the initial Qualified IPO offering price to the public) equal to (I) the ERPS Liquidation Value; multiplied by (II) the Discount Ratio; multiplied by (III) 0.15; provided, however no fractional shares of Common Stock shall be issued upon an ERPS Conversion Event but, in lieu thereof, the holder shall be entitled to receive an amount of cash equal to the fair market value of a share of Common Stock (valued at the initial Qualified IPO offering price to the public) at the time of such ERPS Conversion Event multiplied by such fractional amount (rounded to the nearest cent).

(b)     The Corporation shall promptly notify the holders of Exchangeable Preferred Stock in writing of the occurrence of an ERPS Conversion Event; provided, that, the Corporation’s failure to provide such notice, or its failure to be received, shall not alter or affect the automatic conversion of the Exchangeable Preferred Stock occurring in connection therewith. In addition to any information that is required by law, such notice shall state: (i) the date of the ERPS Conversion Event; (ii) the amount of cash per share to be paid to each holder of shares of Exchangeable Preferred Stock in connection with the ERPS Conversion Event; (iii) the number of shares of Common Stock per share of Exchangeable Preferred Stock to be issued to each holder of shares of Exchangeable Preferred Stock in connection with the ERPS Conversion Event; (iv) the place or places where the certificates representing shares of Exchangeable Preferred Stock are to be surrendered (or a Statement of Loss as defined in paragraph 8(c) of this Section 5.4 in lieu thereof) in connection with the ERPS Conversion Event; and (v) that payment of the foregoing cash sum (including any payment for fractional shares) and issuance of Common Stock will be made upon presentation and surrender of certificates representing shares of the Exchangeable Preferred Stock (or a Statement of Loss in lieu thereof) without any other obligation or deliverable required of any holder of shares of Exchangeable Preferred Stock in order to receive such cash and Common Stock.

(c)     Upon an ERPS Conversion Event, the outstanding Exchangeable Preferred Stock shall be converted automatically without any further action by the holders thereof or by the Corporation and whether or not the certificates evidencing such Exchangeable Preferred Stock are surrendered to the Corporation or its transfer agent upon the occurrence of an ERPS Conversion Event; provided, that, the Corporation shall not be obligated to pay cash payable or issue certificates evidencing the Common Stock issuable upon such ERPS Conversion Event unless the certificates evidencing such Exchangeable Preferred Stock are delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement reasonably satisfactory to the Corporation solely to indemnify the Corporation from any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate (a “Statement of Loss”).

(d)     Upon receipt of notice of the occurrence of an ERPS Conversion Event, the holders of Exchangeable Preferred Stock shall promptly surrender the certificates evidencing such shares (or a Statement of Loss in lieu thereof) at the office of the Corporation or any transfer agent for the Exchangeable Preferred Stock. Thereupon, (i) there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates or on the Statement of Loss in lieu thereof, a certificate or certificates for the number of shares of Common Stock, as applicable, to which such holder is entitled in connection with such ERPS Conversion Event; and (ii) the cash consideration described in paragraph 8(a) of this Section 5.4.

(e)     Any Common Stock issued upon an ERPS Conversion Event shall be validly issued, fully paid and non-assessable. The Corporation shall endeavor to take any action necessary to ensure that any Common Stock issued upon an ERPS Conversion Event are freely transferable and not subject to any resale restrictions under the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities or blue sky laws (in each case other than any shares of Common Stock that may be held by an “affiliate” (as defined in Rule 144 promulgated under the Securities Act) of the Corporation). No share of Common Stock issuable or issued to the holders of Exchangeable Preferred Stock in connection with an ERPS Conversion Event under this paragraph 8 shall be encumbered by, or subject to, any agreement, term or condition imposed by the Corporation, any underwriter or other agent of the Corporation restricting: (i) the sale, tradability, distribution, pledge or other disposition of such Common Stock; (ii) the ability to offer to sell, trade, distribute, pledge or dispose such Common Stock; (iii) the ability to contract to sell, trade, distribute, pledge or dispose (including any short sale) such Common Stock; and/or (iv) the right to grant any option to purchase such Common Stock or enter into any hedging or similar transaction with the same economic effect as a sale, trade, distribution, pledge or disposition of such Common Stock. Without limiting the generality of the foregoing, no holder of the shares of Common Stock that are issuable or issued in connection with an ERPS Conversion Event shall be subject to any lock-up agreement or market standoff agreement imposed by the Corporation, any underwriter or other agent of the Corporation with respect to such shares. The Corporation shall use its best efforts to list the Common Stock required to be delivered upon an ERPS Conversion Event on the Nasdaq Stock Market at or prior to the time of such delivery.

9.      Definitions. For the purpose of the Charter, the following terms shall have the following meanings:

(a) “Discount Ratio” means ninety percent (90%).

(b) “ERPS Liquidation Value” means, per each share of Exchangeable Preferred Stock, $10 together with all accrued and unpaid dividends (whether or not earned or declared) thereon calculated as of the actual date of an ERPS Conversion Event without interest, which, for the avoidance of doubt, was $141,121,484 as of June 30, 2020.

(c) “IPO” means a firm commitment underwritten initial public offering of the Common Stock registered under the Securities Act, as amended, pursuant to an effective registration statement on Form S-1 or an equivalent registration statement.

(d) “Qualified IPO” means an IPO consummated prior to March 31, 2021.

10.     Notwithstanding anything to the contrary herein, until the occurrence of an ERPS Conversion Event (if any), the Corporation shall not make an election pursuant to Subtitle 8 of Title 3 of the MGCL (by charter amendment, bylaw or resolution of the Board of Directors) that would adversely affect the powers, special rights and preferences of the holders of the Exchangeable Preferred Stock, including, but not limited to, any election pursuant to Subtitle 8 of Title 3 of the MGCL that would alter or impact the voting rights of the holders of the Exchangeable Preferred Stock pursuant to paragraph 7 of this Section 5.4.

Section 5.5    Classified or Reclassified Shares. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland. Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section 5.5 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other Charter document.

Section 5.6 Inspection of Books and Records. After a Qualified IPO, a stockholder that is otherwise eligible under applicable law to inspect the Corporation’s books of account or stock ledger or other specified documents of the Corporation shall have no right to make such inspection if the Board of Directors determines that such stockholder has an improper purpose for requesting such inspection.

Section 5.7 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.

ARTICLE VI

LIMITATION OF LIABILITY; INDEMNIFICATION AND ADVANCE OF EXPENSES

Section 6.1 Limitation of Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.

Section 6.2 Indemnification and Advance of Expenses. To the maximum extent permitted by Maryland law in effect from time to time, the Corporation shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any individual who is a present or former director or officer of the Corporation and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided herein shall vest immediately upon election of a director or officer. The Corporation may, with the approval of the Board of Directors, provide such indemnification and advance of expenses to an individual who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. The indemnification and payment or reimbursement of expenses provided herein shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

Section 6.3 Amendment or Repeal. Neither the amendment nor repeal of this Article VI, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article VI, shall apply to or affect in any respect the applicability of the preceding sections of this Article VI with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE VII

AMENDMENT

The Corporation reserves the right, from time to time, to make any amendment of it Charter, now or hereafter authorized by law, including any amendment that alters the contract rights, as expressly set forth in its Charter, or any outstanding stock.

ARTICLE VIII

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

Unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the District of Maryland, or, if that Court does not have jurisdiction, the Circuit Court for Montgomery County, Maryland, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any Internal Corporate Claim, as such term is defined in Section 1-101(p) of the MGCL, including, without limitation, (i) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Corporation to the Corporation or to the stockholders of the Corporation or (ii) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the MGCL, the Charter or the Bylaws, or (c) any other action asserting a claim against the Corporation or any director or officer or other employee of the Corporation that is governed by the internal affairs doctrine.

FIFTH:          The amendment and restatement of the charter as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

SIXTH:          The current address of the principal office of the Corporation is as set forth in Article III of the foregoing amendment and restatement of the charter.

SEVENTH:    The name and address of the Corporation’s current resident agent are as set forth in Article III of the foregoing amendment and restatement of the charter.

EIGHTH:            The number of directors of the Corporation and the names of those currently in office are as set forth in Article IV of the foregoing amendment and restatement of the charter.

NINTH:              The total number of shares of stock which the Corporation had authority to issue immediately prior to the foregoing amendment and restatement of the charter was 61,013,500, consisting of 50,000,000 shares of Class A Common Stock, no par value; 5,000,000 shares of Class B Common Stock, no par value; 6,000,000 shares of 12% Cumulative Exchangeable Redeemable Preferred Stock, par value $0.01 per share; 3,000 shares of Senior Exchangeable Preferred Stock, par value $0.01 per share; 1,250 shares of Series A-1 Redeemable Preferred Stock, par value $0.01 per share; 1,750 shares of Series A-2 Redeemable Preferred Stock, par value $0.01 per share; and 7,500 shares of Class B Preferred Stock, par value $0.01 per share. The aggregate par value of all shares of stock having par value was $60,135.00.

TENTH:             The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment and restatement of the charter is 260,000, consisting of 250,000,000 shares of common stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The aggregate par value of all authorized shares of stock having par value is $350,000.

ELEVENTH:      The undersigned acknowledges these Second Articles of Amendment and Restatement to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused these Second Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this _____ day of ______________, 2020.

ATTEST:	TELOS CORPORATION

	By:	(SEAL)
Name: Jefferson V. Wright	Name: John B. Wood
Title: Asst. Secretary	Title: President and Chief Executive Officer

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